EXHIBIT 99.1

Contacts:

Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065

PHARMACYCLICS ANNOUNCES ENROLLMENT OF PATIENTS IN PHASE 2
CLINICAL TRIAL OF XCYTRIN® WITH RADIOSURGERY
FOR BRAIN METASTASES
--MRI Scanning Used to Define Treatment Field--

Sunnyvale, Calif. -- September 13, 2005 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that it is enrolling patients in an open-label Phase 2 clinical trial of Xcytrin® (motexafin gadolinium) Injection, the company's lead cancer therapeutic candidate, in combination with whole brain radiation therapy (WBRT) and stereotactic radiosurgery for the treatment of brain metastases from solid tumors. The trial is planned to enroll 45 patients at 14 medical centers across the U.S. and Canada.

"For select patients with a limited number of brain metastases, stereotactic radiosurgery is becoming a widely-used treatment. This trial is intended to demonstrate that Xcytrin can improve treatment outcome in patients with brain metastases who are treated with stereotactic radiosurgery and that magnetic resonance imaging (MRI) with Xcytrin can be used to better image tumors and define the radiosurgery treatment field," said Minesh Mehta, M.D., Professor and Chairman of Human Oncology at the University of Wisconsin Medical School.

The Phase 2 trial will enroll patients with one-to-four brain metastases from solid tumors. The endpoints are safety, tumor response and time to neurologic progression. Patients will be treated with WBRT in combination with 10 daily doses of 5mg/kg of Xcytrin, followed by stereotactic radiosurgery boost to the tumors. MRI scans will be obtained at baseline and again after the Xcytrin treatment regimen. Because Xcytrin localizes in tumors and enhances the MRI signal, the post-Xcytrin MRI scan will be used to define the field for stereotactic radiosurgery. MRI scans also are obtained at three-month follow-up intervals to evaluate tumor response and safety of the radiosurgery procedure.

"Our strategy for this trial is to combine Xcytrin's anti-tumor activity with its MRI detectability," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "The goal is to improve patient outcome by both providing more precise targeting of the radiosurgery and enhancing tumor ablation."

About Brain Metastases
Brain metastases occur when cancer cells spread to the brain and grow, causing major neurologic problems and, in most cases, death. Brain metastases are one of the most common consequences of cancer and occur in over 150,000 patients per year in the U.S. The most common cause of brain metastases is lung cancer. Patients with brain metastases usually suffer serious deterioration of neurologic and neurocognitive function such as loss of short-term memory, compromised verbal skills and fine motor coordination, and reduction in cognitive performance. Most patients with brain metastases are treated with WBRT. In some patients, radiosurgery can be performed on a limited number of lesions in an attempt to improve local tumor control. The primary goal of radiation therapy to the brain is to reverse or prevent neurological deterioration and prevent death due to tumor progression in the brain.

Stereotactic Radiosurgery and Imaging
Stereotactic radiosurgery involves the delivery of a high dose of radiation to a small, well-defined treatment volume. Usually, this form of radiation follows treatment with WBRT to ensure that all tumors within the brain are treated. The delivery of stereotactic radiation requires precise definition of the tumor size, location and adjacent structures.

MRI scanning or computerized tomography is typically used to define the treatment field so that the tumor is adequately treated and adjacent normal structures are not injured by the high radiation dose. Xcytrin is MRI detectable and can be used to enhance the tumor image and better define the treatment field.

About Xcytrin
Pharmacyclics is developing Xcytrin as an anti-cancer agent with a novel mechanism of action that is designed to selectively concentrate in tumors and induce apoptosis (programmed cell death). Xcytrin is a redox active drug that disrupts redox dependent pathways in cells and inhibits oxidative stress related proteins. Its multifunctional mode of action provides the opportunity to be used in a broad range of cancers. Xcytrin is paramagnetic and produces an intense MRI signal which can be used to image tumors.

Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in non-small cell lung cancer (NSCLC) patients. Xcytrin is currently being evaluated in a randomized Phase 3 clinical trial (the SMART trial) that recently completed enrollment and is designed to compare the effects of WBRT alone to WBRT plus Xcytrin for the treatment of brain metastases in patients suffering from NSCLC. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer, atherosclerosis and other diseases. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that are designed to selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, including results from our SMART trial, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to collect complete and audited data from clinical sites participating in our SMART trial, our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2005. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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